UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.    )

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McKESSON CORPORATION

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2016 Annual Meeting of Stockholders Meeting Date: July 27, 2016

Executive Summary We ask for your support at our 2016 Annual Meeting Robust Governance Practices We value shareholder feedback in the refinement of our governance practices We engaged with over 61% of our shareholder base since the 2015 Annual Meeting We elected our Lead Independent Director to an additional two-year term We adopted, and our shareholders approved, a proxy access By-laws amendment at the 2015 Annual Meeting Independent and Experienced Board 8 of 9 director nominees are independent Our directors bring a balance of industry-specific and functional expertise We are refreshing our Board – we added three new independent directors in FY 2015 and two of our current directors will retire this year Strong Operational Performance McKesson performed well in FY 2016 Total revenues of $190.9 billion, up 7% from $179.0 billion Operating Cash Flow of $3.7 billion, up 18% The Company continually balances the need to invest in the business, pay down debt and return profits to our investors Re-invested more than $677 million in the Company through internal capital spending Returned more than $1.5 billion in cash to shareholders via share buybacks Increased the quarterly dividend rate by 17% to $0.28 per share Repaid $1.6 billion in long-term debt

Our Board: Vital Balance of Industry and Functional Expertise The Governance Committee has worked to build a Board with the right expertise and perspectives to oversee McKesson Experienced Leaders All 9 nominees are experienced business leaders, which equips them to provide constructive insight to our senior management team. Healthcare 4 of the nominees are experienced leaders in the healthcare industry, including leaders of pharmaceutical and medical device companies and organizations providing healthcare services. Financial Expertise 8 of the nominees have valuable financial experience, having spent a significant portion of their careers focused on finance or as chief executives, with 3 of them previously having served as chief financial officers. Supply Chain 7 of the nominees bring supply chain or manufacturing experience to our boardroom, which enhances the Board’s oversight of our Distribution Solutions businesses. Global Leadership 6 of the nominees have substantial international experience, which brings critical perspective to our Board with our expansion in the global marketplace. Technology 4 of the nominees are experienced leaders in the technology industry, which allows them to effectively oversee the management of our Technology Solutions businesses. 100% 89% 67% 44% 78% 44%

Our Board: Independent, Experienced and Diverse McKesson’s Board, with its diverse perspectives, provides valuable guidance, consultation and oversight for management Actively Refreshing the Board with New Talent Directors Alton F. Irby III and David M. Lawrence, M.D. will retire at the 2016 Annual Meeting Our newest Board members, N. Anthony Coles, M.D. and Susan R. Salka both bring years of leadership in the healthcare industry, and Donald R. Knauss brings unique international, branding and retailer knowledge The Governance Committee maintains a robust self-assessment and nomination process and will continue to draw from a pool of highly qualified, diverse and independent director candidates for nomination to the Board Tenure Years of Service (as of 2016 Annual Meeting) 0 − 5 5 − 10 10 − 15 15+

Governance Highlights Our Board remains committed to strong, shareholder-focused, contemporary corporate governance practices consistent with our goal of creating long-term, sustainable value for McKesson’s shareholders Continued Focus on Governance Corporate Governance Developments ü Leading on Proxy Access Last year, McKesson adopted a proxy access By-Laws amendment, which received 80% support at our 2015 Annual Meeting of Stockholders. ü Actively Refreshing the Board The Board added three new independent directors during the past two years, and continues to assess a pool of highly qualified, diverse and independent candidates for nomination to the Board. ü Gathering Outside Perspectives Since the 2015 Annual Meeting of Stockholders, members of management and the Board have engaged with institutional investors and pension funds representing over 61% of our outstanding shares on key governance matters. Our directors bring diverse views from their experience on other public, private and non-profit boards. None of our directors serves on more than three public company boards, including our Board. ü Continuing Robust Lead Independent Director Role Empowered by the Board in 2013 with a robust set of responsibilities and authority, Edward A. Mueller is serving his second two-year term as our Lead Independent Director.

McKESSON

Environmental Sustainability

McKesson operates its business with a relatively low environmental impact

Key North American Initiatives to Reduce Our Environmental Impact

Green Initiatives

- Reduce Transportation & Emissions
- Recycle & Waste
- Energy Efficiency
- Encourage Enterprise-wide Sustainability
- Green Week in Honor of Earth Day

Environmental Councils

- Community Hero Program
- Employee-led Across Enterprise
- Local-level & Enterprise-wide Sustainability Programs
- Create awareness, conserve resources, reduce waste & improve operations

Reducing Carbon Footprint

- Distribution business primarily delivers products through transportation partners instead of extensive private fleet, lowering our environmental impact
- Expanded telepresence technology, less travel
- Multi-year decrease in our sales fleet CO_2 emissions
- Reduced Greenhouse Gas Emissions (3 Scopes)
- 15% of employees commute
- Electric/hybrid car charging stations

ENERGY STAR

- McKesson utilizes the Environmental Protection Agency's Energy Star Portfolio Manager as a tool to benchmark our facilities and identify trends for best practices and for improvements
- McKesson HQ building in San Francisco scored an Energy Star Rating of **91** out of **100**, ranking our company in the **top 25%** of the nation in terms of energy efficiency

CDP DRIVING SUSTAINABLE ECONOMIES

- **Disclosure**: McKesson responded to the Carbon Disclosure Project (CDP) Questionnaire on Climate Change

- **Environmental Compliance**: During the period April 1, 2014 through March 31, 2015, McKesson was in material compliance with all environmental regulations
- Please see McKesson's annual Corporate Social Responsibility report: **www.mckessoncorporatecitizenship.com/our-environment**

McKesson's dedication to creating a sustainable healthcare system is mirrored by our commitment to run our operations in an environmentally sustainable way

6

A History of Strong, Sustained Performance Key Operational, Financial Performance Against the significant changes impacting the global healthcare industry, our long-term fundamentals remain solid, and the Company enters FY 2017 in a strong competitive position In FY 2016, we saw acquisitions in our industry that affected our relationships with several significant customers (e.g., Omnicare, Target) We had major customer wins in pharmaceutical distribution, medical-surgical distribution and technology imaging We also expanded our global sourcing and procurement scale, added banner and retail pharmacies and continued to execute on our planned Celesio acquisition synergies McKesson reshaped and expanded its portfolio of businesses with more than $4.0 billion in acquisitions announced Our executive team and experienced Board have driven significant long-term value for our shareholders Cumulative TSR is calculated as stock price appreciation (or reduction) over the measurement period, including reinvestment of dividends when paid, divided by the stock price at the beginning of the period.

Total Shareholder Return of 106%, CEO Direct Pay Down 20% Total Shareholder Return(1) vs. CEO Total Direct Compensation(2) (1) Total shareholder return (“TSR”) assumes $100 invested at the close of trading on March 31, 2011 and the reinvestment of dividends. (2) Total direct compensation (“TDC”) refers to total compensation disclosed in the Summary Compensation Table included in the proxy statement for our 2016 Annual Meeting of Stockholders, minus the amount displayed in that table under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column. We exclude this amount because it does not reflect Compensation Committee decisions based on Company or individual performance.

Executive Compensation Financial Targets Tied to Operating and Strategic Plans Key Considerations in Development of Annual and Long-Term Goals Business Environment Competitive Factors McKesson Objectives Analyst & Shareholder Expectations Market Outlook International Trends Tax Policy Public Policy  Competitor Performance Competitor Plans Competitive Landscape Market Growth Industry Trends   Historical Performance Historical Trends Long Range Planning Capital Deployment Opportunities Recent Capital Deployment Decisions Long Range Corporate Strategy Financial targets for annual and long-term incentive plans tied to annual operating plan and rolling three-year strategic plan This approach has been effective: For FY 2016, forward earnings guidance published on May 12, 2015 represented 10% to 14% growth year over year The growth marked by our FY 2016 forward guidance was incorporated into each of the financial performance targets approved by the Compensation Committee in May 2015 for use in our executive compensation program Rigorous operational and strategic planning supports the development of relevant and challenging incentive targets

Board Perspectives on Shareholder Proposals Accelerated Vesting of Equity Awards The Board believes that the current executive compensation structure, including accelerated vesting of equity incentive awards, is appropriate and effective at aligning the interests of executives and shareholders – a vote “AGAINST” is recommended The Board opposes this proposal because providing for accelerated vesting of equity awards in the event of a named executive officer’s termination following a change in control is in the best interests of shareholders: This “double trigger” for accelerated vesting is consistent with feedback from our shareholders Executives have employee benefits, including severance and change in control benefits, that the Compensation Committee believes are competitively necessary Adopting this proposal would limit our ability to provide competitive compensation programs and could disadvantage our ability to attract and retain highly qualified employees The Board believes that the current structure of the Company’s executive compensation program, including the provisions related to accelerated vesting of equity incentive awards, are appropriate and effective, and align the interests of our executives with those of the Company’s shareholders These compensation programs are consistent with market practice and provide us with the ability to compete for, attract and retain talented executives Accelerated vesting can help to mitigate some of the uncertainty that will likely arise for executives from a change in control transaction, and reduce the risk of executive turnover during a pending transaction where the risk of job loss is relatively high for senior executives Accelerated Vesting Subject to a Double Trigger Benefits Shareholders Aligning Incentives Retaining Key Talent

Board Perspectives on Shareholder Proposals Disclosure of Political Contributions Given the limited nature of McKesson’s corporate political contributions, together with recently enhanced transparency and Board oversight of our political engagement, the Board believes this proposal is unnecessary and recommends a vote “AGAINST” Decisions made by policymakers have a profound impact on our industry, business and customers We primarily engage in the political process through the McKesson Corporation Employees Political Fund (“PAC”) Contributions are funded entirely by eligible McKesson employees on a voluntary basis; such contributions are not made with corporate assets Transparency and accountability with respect to political expenditures are important All corporate political contributions are subject to both internal procedures and strict laws regarding transparency www.mckessoncorporatecitizenship.com provides a detailed description of our approach and total corporate political contributions (under “Our Company — Engagement and Collaboration”), and our PAC files monthly reports with the Federal Election Commission McKesson does not make “independent expenditures” or “super PAC” contributions McKesson makes a limited number of corporate political contributions at the state level This includes corporate contributions to state candidates and political action committees in areas where the Company has a significant employee or facility presence Political contributions are subject to Board oversight, and all contributions must be approved by the Senior Vice President of Public Affairs, with contributions greater than $1,000 subject to approval by the Chairman of the Board and Chief Executive Officer Participating in the Political Process Contributions Funded by Employees Transparency and Disclosure Limited Corporate Contributions

2016 Annual Meeting of Stockholders This information is being provided to shareholders in addition to the proxy statement filed by McKesson Corporation (the “Company”) with the Securities and Exchange Commission (the “SEC”) on June 17, 2016. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement. The proxy statement, and any other documents filed by the Company with the SEC, may be obtained free of charge at www.sec.gov and from the Company’s website at www.mckesson.com.